Exhibit 99

Sequa Corporation
Corporate Headquarters
200 Park Avenue
New York, New York 10166
212 986-5500

For release: Immediately Contact: Mary Rotondi- 212-986-5500

Sequa Elects Gail Binderman to Board of Directors

New York, January 25 – The board of directors of Sequa Corporation (NYSE; SQAA) has elected Gail Binderman a member of the board.

Binderman, 65, is director of corporate strategy and development and an investment officer of Ampacet Corporation, the world’s largest volume producer of color concentrates and additives for the plastics industry. She has been a member of the Ampacet board of directors since l980 and joined the company’s senior management team in 2002.

From 1988 to 2002, Ms. Binderman was a registered representative with the New York investment firm, Bear, Stearns & Co., where she managed a client base that included both corporate and high-net-worth individual accounts.

Ms. Binderman began her career in the retail industry in 1962.  Starting as an assistant buyer for Bloomingdales, she later joined Associated Merchandising Corporation (1964-1966), a supplier of apparel-sourcing and product-development services for the retail market.  For the next 20 years, Ms. Binderman was with Marian Sue Corporation, a manufacturer of maternity wear, where she served as president.

A native of New York, Ms. Binderman received a BA in 1962 from Barnard College.  She is the daughter of Norman E. Alexander, longtime chairman and chief executive officer of Sequa Corporation, who died in December 2006.

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products. For additional information, visit www.sequa.com.

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01/25/07

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.